Exhibit 10.18
Execution Version
AURORA DIAGNOSTICS, LLC
AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT
          THIS AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of June 12, 2009 (the “Effective Date”), by and among Summit Partners, L.P., a Delaware limited partnership (“Summit”), KRG Capital Management, L.P., a Delaware limited partnership (“KRG”), and Aurora Diagnostics, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used herein and not otherwise defmed herein shall have the meaning ascribed such terms in the Amended and Restated Limited Liability Company Agreement of the Parent dated as of the Effective Date, as amended (the “LLC Agreement”).
          WHEREAS, this Agreement amends and restates that certain Management Services Agreement dated June 2, 2006 between the Company and certain of the Existing Members in its entirety (the “Prior Agreement”)
          WHEREAS, the Company is a wholly owned subsidiary of Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Parent”);
          WHEREAS, certain investment funds managed by Summit and KRG own, directly or indirectly, Equity Securities of the Parent;
          WHEREAS, the Company desires to receive, or continue to receive, financial and management advisory services from Summit and KRG and obtain the benefit of Summit’s and KRG’s experience in business and financial management generally and their knowledge of the Company and the Company’s financial affairs in particular;
          WHEREAS, in connection with their ownership of Equity Securities of the Parent, Summit and KRG are willing to provide financial and management advisory services to the Company, and the compensation arrangements set forth in this Agreement are designed to compensate Summit and KRG for such services; and
          WHEREAS, the execution and delivery of this Agreement is a condition to the transactions contemplated by the Securities Purchase Agreement.
          NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, Summit, KRG and the Company hereby agree as follows:
          1. Engagement. The Company hereby engages Summit and KRG as general financial and management advisors, and Summit and KRG hereby agree to provide certain financial and management advisory services to the Company, all on the terms and subject to the conditions set forth below.
          2. Services. Summit and KRG hereby agree during the term of this engagement to consult with and advise the boards of managers of the Company and the Parent and the management of the Company and the Parent in such manner and on such business and financial matters as may be reasonably requested from time to time and as may be agreed to by Summit and KRG, including: (i) corporate strategy; (ii) budgeting of future corporate investments; and (iii) acquisition and divestiture strategies.

          3. Personnel. Summit and KRG shall provide and devote to the performance of this Agreement such of its partners and employees as Summit and KRG, respectively, shall deem appropriate in their discretion for the furnishing of the services to be provided hereunder.
          4. Management Fee. Commencing on the Effective Date, the Company shall pay to Summit and KRG, in the aggregate, an annual management fee (the “Management Fee”) equal to 1% of the net revenues of the Company and its subsidiaries from operations on a consolidated basis as determined in accordance with GAAP, consistently applied (“Revenues”). Each of Summit and KRG shall be entitled to their Applicable Percentage (as defined below) of the Management Fee. The Company shall pay the Management Fee in quarterly installments equal to 1% of Revenues for the immediately preceding fiscal quarter (i.e., the three months ended March 31, June 30, September 30 and December 31) (the end of each such preceding fiscal quarter is herein defined as a “Date of Determination” for purposes of this Section 4). Each quarterly installment of the Management Fee shall be payable within three business days following delivery of the quarterly consolidated financial statements of Parent and its subsidiaries pursuant to the LLC Agreement. At the end of each fiscal year during the term of this Agreement, following an audit of the Company’s financial statements for such fiscal year: (x) in the event the Company paid Summit and KRG, in the aggregate, an amount less than 1% of Revenues for such fiscal year (the “Audited Management Fee”), the Company shall promptly pay to Summit and KRG the difference between the Audited Management Fee and the Management Fee actually paid to Summit and KRG with respect to such fiscal year (the “Actual Management Fee”) in accordance with the calculations set forth above; and (y) in the event the Actual Management Fee is greater than the Audited Management Fee for such fiscal year, the Company shall receive a credit against the immediately succeeding quarterly installment or installments, as applicable, under this Agreement for the difference between the Actual Management Fee and the Audited Management Fee. For the avoidance of doubt, Revenues shall not include proceeds from the sale or other disposition of any subsidiary, division, line or segment or business (including the sale of assets outside the ordinary course of business) of the Company or its subsidiaries. Summit shall remain entitled to any management fee or expense reimbursement due to it under the Prior Agreement which remains unpaid on the Effective Date and which amounts are computed consistent with this Agreement except that Summit was entitled to 8 7.5% of such management fee. For purposes of this Agreement, the term “Applicable Percentage” shall mean the quotient obtained by dividing (x) with respect to Summit, the sum of the aggregate number of Class A-l Units plus the number of Class A Units, in each case, held by Summit by the aggregate total number of Class A Units and Class A-I Units held by both Summit and KRG on each Date of Determination and (y) with respect to KRG, the sum of the aggregate number of Class A-I Units plus the number of Class A Units, in each case, held by KRG by the aggregate total number of Class A Units and Class A-l Units held by both Summit and KRG on each Date of Determination. On the Effective Date, Summit’s Applicable Percentage is 60% and KRG’s Applicable Percentage is 40%. Notwithstanding the foregoing, in the event that the Applicable Percentages change during any fiscal quarter, the portion of the Management Fee payable to each of Summit and KRG (i) with respect to the portion of the fiscal quarter prior to such change, shall be based on their respective Applicable Percentages prior to such change and (ii) with respect to the portion of the fiscal quarter on or subsequent to such change, shall be based on their respective Applicable Percentages giving effect to such change.
          5. Transaction Bonus. Summit and KRG shall be entitled to a one-time transaction bonus in an aggregate amount equal to $375,000 (the “Transaction Bonus”) payable upon consummation of a Liquidity Event (as defined in the LLC Agreement). Each of Summit and KRG shall be entitled to their Applicable Percentage of the Transaction Bonus as of the date of such Liquidity Event.
          6. Expenses. The Company shall promptly reimburse Summit, KRG and their affiliates for such reasonable travel expenses and other reasonable out-of-pocket fees and expenses as may be incurred by Summit, KRG and their affiliates in connection with the rendering of services hereunder. In addition, and without duplication to any expense reimbursement provision of any other agreement between the Company and one or both of Summit and KRG, the Company shall pay and hold Summit, KRG and their affiliates harmless against liability for the payment of the out-of-pocket expenses (including the fees and expenses of legal counsel or other advisors) arising in connection with (i) the preparation, negotiation and execution of this Agreement (subject to the terms of the Securities Purchase Agreement), (ii) any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, and (iii) the interpretation, investigation and enforcement of the rights granted under this Agreement.
          7. Restrictions on Payments.
          (a) Notwithstanding any provision herein to the contrary, so long as any Default (as such term is defined in the Credit Agreement) exists and is continuing or would result from a payment of management fees hereunder exists and is continuing or would result from a payment of management fees hereunder, and, in either case, as a result, the Company is prohibited under the Credit Agreement from making any management fee payments, Summit and KRG will defer receipt of the Management Fee until such Default has been cured or waived or otherwise ceases to exist. “Credit Agreement” means, collectively, that (i) certain First Lien Credit and Guaranty Agreement, dated as of December 10, 2007, by and among the Company, Parent, the guarantors party thereto, the lenders party thereto and Wells Fargo Foothill, Inc., as administrative agent, as amended restated, supplemented or otherwise modified from time to time pursuant to its terms and (ii) certain Second Lien Credit and Guaranty Agreement, dated as of December 10, 2007, by and among the Company, Parent, the guarantors party thereto, the lenders party thereto and Goldman Sachs, as administrative agent, as amended restated, supplemented or otherwise modified from time to time pursuant to its terms.
          (b) Any Management Fees due and payable under this Agreement which are not paid as a result of the limitations set forth in Section 7(a) above shall be accrued as an obligation of the Company and shall be paid at the earliest date that the Company reasonably anticipates that the making of such payment will not cause such violation, or that such violation will not cause material harm to the Company. The foregoing provision is intended to comply with proposed guidance issued by the Internal Revenue Service (the “IRS”) under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in order to avoid the acceleration of any tax, or imposition of any penalty, under Code §409A with respect to the payment of fees pursuant to this Agreement. The parties hereto agree to modify the foregoing provisions of this Section 7(b) to comply with any future guidance issued under Code §409A to the extent necessary to avoid the acceleration of any tax, or imposition of any penalty, under Code §409A with respect to the payment of fees pursuant to this Agreement.
          8. Term. This Agreement shall replace the Prior Agreement in its entirety and be in effect for a term commencing on the Effective Date and terminating on the earlier to occur of (i) the date that the Summit Funds and KRG no longer own any Equity Securities of Parent and its subsidiaries and (ii) a Liquidity Event or Public Offering. No termination of this Agreement shall affect the Company’s obligations with respect to the fees, costs and expenses (including the Management Fee) incurred by Summit or KRG in rendering services hereunder and not reimbursed or otherwise paid by the Company as of the date of such termination, and the Company shall pay to Summit and KRG all such unpaid fees, costs and expenses (including any unpaid Management Fees) prior to or in connection with any such termination.
          9. Liability. None of Summit KRG or any of their respective affiliates, partners,

members, employees or agents shall be liable to the Parent, the Company or their subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from such person’s willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable proceeding.
          10. Indemnification. The Company agrees to indemnify and hold harmless Summit, KRG and their partners, members, affiliates, officers, agents and employees against and from any and all losses, liabilities, suits, claims, costs, damages and expenses (including attorneys’ fees and expenses) arising from their performance hereunder (and under the Prior Agreement), except as a result of such person’s willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable proceeding.
          11. Independent Contractor. Summit and KRG shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. None of Summit, KRG or their respective directors, officers, partners, members or employees shall be considered employees or agents of the Company or Parent as a result of this Agreement.
          12. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered or sent by telecopy (with hard copy to follow), (ii) one business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company, KRG and Summit shall be sent to the addresses indicated below (or at such other address as shall be given in writing by one party to the other):
          If to Summit:
Summit Partners, L.P.
222 Berkeley Street, 18th Floor
Boston, Massachusetts 02116
Attention: Thomas S. Roberts
Telephone: (617) 824-1000
Facsimile: (617) 824-1100
with a copy to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Ted H. Zook, P.C.
Telephone: (312) 861-2000
Facsimile: (312) 861-2200

          If to KRG:
KRG Capital Management, L.P.
1515 Arapahoe St, Tower One, Suite 1500
Denver, CO 80202
Attention: Mark M. King
                  Christopher Bock
Telephone: (303) 390-5001
Facsimile: (303) 390-5015
with a copy to:
Hogan & Hartson LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
Attention: George A. Hagerty, Esq.
Telephone: (303) 899-7300
Facsimile: (303) 899-7333
          If to the Company:
Aurora Diagnostics, LLC
11025 RCA Center Drive
Suite 300
Palm Beach Gardens, FL 33410
Attention: Gregory A. Marsh
Telephone: (561) 626-5512
Facsimile: (561) 626-4530
with a copy to:
Alston & Bird LLP
Bank of America Plaza
101 South Tryon Street, Suite 4000
Charlotte, North Carolina 28280-4000
Attention: Lee Rimler, Esq.
Telephone: (704) 444-1073
Facsimile: (704) 444-1111
          13. Entire Agreement Modification. This Agreement contains the complete and entire understanding and agreement of Summit, KRG and the Company with respect to the subject matter hereof and supersede all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Summit and KRG in connection with the subject matter hereof. The provisions of this Agreement may be amended, modified and/or waived only with the prior written consent of the Company, Summit and KRG.
          14. Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof

          15. Assignment. None of Summit, KRG or the Company may assign its rights or obligations under this Agreement without the express written consent of the other parties, except that Summit and KRG may assign their respective rights and obligations to any of its affiliates.
          16. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.
          17. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts (including by means of facsimile), each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.
          18. Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
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          IN WITNESS WHEREOF, the undersigned have caused this Amended and Restated Management Services Agreement to be duly executed and delivered on the date and year first above written.

AURORA DIAGNOSTICS, LLC
By:	/s/ James C. New
	Name:	James C. New
	Title:	Chief Executive Officer

SUMMIT PARTNERS, L.P.
By:	Summit Master Company, LLC
Its:	General Partner

By:	/s/ Thomas S. Roberts
	Name:	Thomas S. Roberts
Title:

KRG CAPITAL MANAGEMENT, L.P.
By:	KRG Capital, LLC
Its	General Partner

By:	/s/ Mark M. King
	Name:	Mark M. King
	Title:	Managing Director

Signature Page to Amended and Restated Management Services Agreement